Exhibit 3.186

CERTIFICATE OF INCORPORATION

OF

DOC HOLLIDAY’S PAWNBROKERS & JEWELLERS, INC.

1. The name of the Corporation is Doc Holliday’s Pawnbrokers & Jewellers, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 9 East Lookerman Street, in the city of Dover, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4. The total number of shares of capital stock of the Corporation shall be one thousand (1,000) shares of Common Stock, par value of one cent ($0.01) per share.

5. No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

6. The number of directors of the Corporation shall be not less than one (1) nor more than nine (9), the exact number to be fixed from time to time in the manner provided by the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors of the Corporation is two (2), and the name and address of each person who are to serve as a directors until the first annual meeting of the stockholders or until his successor is elected and qualified are:

Name	Address
Jack R. Daugherty	1600 West 7th Street Fort Worth, Texas 76102

James H. Kaufman	1600 West 7th Street Fort Worth, Texas 76102

Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

7. Except as otherwise provided by statute, any action that may be taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of stockholders owning (and by such written consent, voting) in the aggregate not less than the minimum percentage of the total number of shares that by statute, this Certificate of Incorporation or the Bylaws are required to be voted with respect to such proposed corporate action; provided, however, that the written consent of a stockholder who would not have been entitled to vote upon the action if a meeting were held shall not be counted; and further provided, that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous written consent of all stockholders who would have been entitled to vote on the action if a meeting were held is obtained.

8. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

9. The Corporation is to have perpetual existence.

10. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

11. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lessor extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

12. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

13. The name and mailing address of the incorporator of the Corporation is Hugh A. Simpson, 1600 West 7th Street, Fort Worth, Texas 76102-2599.

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